EXHIBIT 10.9

TECHNOMEDICS AGREEMENT

This agreement is entered into as of this 7th day of July by and between Technomedics Management and Systems, Inc. (“Technomedics”) and Optical Molecular Imaging, Inc. (“OMI”) with reference to the following facts:

A. Technomedics has identified the business opportunity and is providing services to Optical Molecular Imaging, Inc. (“OMI”) by means of which OMI could acquire from Cedars-Sinai Medical Center (“Cedars-Sinai”) the exclusive license to certain proprietary inventions of Dr. John Yu related to the diagnosis and treatment of certain neurological diseases.

B. Technomedics will assist OMI to complete the transfer of technology from Cedars-Sinai to OMI as well as the association of Dr. Yu as an officer and director of a restructured OMI (the “Transaction”), subject to final Board approval.

NOW, THEREFORE, in consideration for Technomedics’ services in initiating and assisting in completing the proposed Transaction and in all events subject to the closing of the Transaction, the parties agree as follows:

1. OMI will pay to Technomedics a fee of $80,000, in four equal monthly cash installments of $20,000, beginning with the closing of the Transaction.

2. Subsequent to the closing of the proposed Transaction, Manfred Mosk of Technomedics has agreed to join the OMI Board of Directors as Non-Executive Chairman.

TECHNOMEDICS MANAGEMENT & SYSTEMS, INC.		OPTICAL MOLECULAR IMAGING, INC.

By:	/s/ Manfred Mosk	By:	/s/ David Wohlberg
	Manfred Mosk, Ph.D.		David Wohlberg
	President		President